TIP FUNDS

                               Investment Adviser:
                        TURNER INVESTMENT PARTNERS, INC.

                                  Sub-Advisers:
                          CHARTWELL INVESTMENT PARTNERS
                         CLOVER CAPITAL MANAGEMENT, INC.
                      PENN CAPITAL MANAGEMENT COMPANY, INC.


TIP Funds (the "Trust") provides a convenient and economical means of investing in professionally managed portfolios of securities. This Prospectus offers shares of the following mutual fund (the "Fund"), which is a separate series of the Trust:


                          TIP TARGET SELECT EQUITY FUND


This Prospectus concisely sets forth the information about the Trust and the Fund that a prospective investor should know before investing. Investors are advised to read this Prospectus and retain it for future reference. A Statement of Additional Information dated January 1, 1998, has been filed with the Securities and Exchange Commission, and is available without charge by calling 1-800-224-6312. The Statement of Additional Information is incorporated into this Prospectus by reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


January 1, 1998


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                                TABLE OF CONTENTS


Summary  .................................................................  3
Expense Summary...........................................................  5
The Trust and the Fund....................................................  6
Investment Objective......................................................  6
Investment Policies.......................................................  6
Risk Factors............................................................... 7
Investment Limitations..................................................... 8
Special Considerations Regarding the Multi-Adviser Approach.................9
The Adviser............................................................... 10
The Sub-Advisers...........................................................11
The Administrator......................................................... 12
The Transfer Agent........................................................ 12
The Distributor........................................................... 12
Portfolio Transactions.................................................... 13
Purchase and Redemption of Shares......................................... 13
Performance............................................................... 17
Taxes    ................................................................. 18
General Information....................................................... 19
Description of Permitted Investments and Risk Factors..................... 21


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                                     SUMMARY

The following provides basic information about the TIP Target Select Equity Fund (the "Target Select Fund" or the "Fund"). The Fund is one of thirteen mutual funds comprising the TIP Funds (the "Trust"). The other portfolios of the TIP Funds are described in separate prospectuses, which are available by calling 1-800-224-6312. This summary is qualified in its entirety by reference to the more detailed information provided elsewhere in this Prospectus and in the Statement of Additional Information.

WHAT IS THE FUND'S GOAL AND ITS PRIMARY POLICIES? The Target Select Fund is an equity fund that seeks to increase the value of your investment over the long term by using the combined talents and favorite stock picking ideas of four highly regarded investment advisers.

WHAT ARE THE RISKS INVOLVED WITH INVESTING IN THE FUND? The investment policies of the Fund entail certain risks and considerations of which investors should be aware. The Fund invests in securities that fluctuate in value, and investors should expect the Fund's net asset value per share to fluctuate in value. The value of equity securities may be affected by the financial markets, as well as by developments impacting specific issuers. The Fund may enter into futures and options transactions, although it has no intention to do so in the foreseeable future. The Fund also may purchase securities of foreign issuers. Investments in these securities involve certain other risks. The Fund is non-diversified, and may therefore be invested in equity securities of a limited number of issuers.

For more information about the Fund, see "Investment Objective," "Investment Policies," "Risk Factors," and "Description of Permitted Investments and Risk Factors."

WHO IS THE ADVISER? Turner Investment Partners, Inc. (the "Adviser"), serves as the investment adviser to the Fund. As Adviser, Turner oversees the Fund's Sub-Advisers, and also provides investment advisory services for a portion of the assets of the Fund. See "Expense Summary" and "The Adviser."

WHO ARE THE SUB-ADVISERS? Clover Capital Management, Inc. ("Clover Capital"), Penn Capital Management Company, Inc. ("Penn Capital"), and Chartwell Investment Partners ("Chartwell") (each a "Sub-Adviser" and collectively, the "Sub-Advisers") serve as the investment sub-advisers to the Fund and provide investment advisory services for a portion of the assets of the Fund. See "Expense Summary" and "The Sub-Advisers".

WHO IS THE ADMINISTRATOR? SEI Fund Resources (the "Administrator") serves as the administrator and shareholder servicing agent for the Fund. See "Expense Summary" and "The Administrator."

WHO IS THE DISTRIBUTOR? SEI Investments Distribution Co. (the "Distributor") serves as the distributor of the Fund's shares. See "The Distributor."

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WHO IS THE TRANSFER AGENT? DST Systems, Inc., serves as the transfer agent and dividend disbursing agent for the Trust. See "The Transfer Agent."

IS THERE A SALES LOAD? No, shares of the Fund are offered on a no-load basis.

IS THERE A MINIMUM INVESTMENT? The Fund requires a minimum initial investment of $2,500 ($2,000 for IRAs), which the Distributor may waive at its discretion.

HOW DO I PURCHASE AND REDEEM SHARES? Purchases and redemptions may be made through the Transfer Agent on each day that the New York Stock Exchange is open for business (a "Business Day"). A purchase order will be effective as of the Business Day received by the Transfer Agent if the Transfer Agent (or its authorized agent) receives the order and payment, by check or in readily available funds, prior to 4:00 p.m., Eastern time. Redemption orders received by the Transfer Agent prior to 4:00 p.m., Eastern time, on any Business Day will be effective that day. The purchase and redemption price for shares is the net asset value per share determined as of the end of the day the order is effective. See "Purchase and Redemption of Shares."

HOW ARE DISTRIBUTIONS PAID? The Fund distributes substantially all of its net investment income (exclusive of capital gains) in the form of quarterly dividends. Any capital gain is distributed at least annually. Distributions are paid in additional shares unless the shareholder elects to take the payment in cash. See "Dividends and Distributions."

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                                 EXPENSE SUMMARY
                                                                  Target Select
SHAREHOLDER TRANSACTION EXPENSES                                   Equity Fund
--------------------------------------------------------------------------------
Sales Load Imposed on Purchases........................................None
Sales Load Imposed on Reinvested Dividends.............................None
Deferred Sales Load....................................................None
Redemption Fees (1)....................................................None
Exchange Fees..........................................................None
--------------------------------------------------------------------------------
(1) A wire redemption charge, currently $10.00, is deducted from the amount of a Federal Reserve wire redemption payment made at the request of a shareholder.

ANNUAL OPERATING EXPENSES (as a percentage of average net assets)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Advisory Fees                                                        1.05%
12b-1 Fees                                                           None
Other Expenses(1)                                                     .25%
 -------------------------------------------------------------------------------
Total Operating Expenses (after fee waivers)(2)                      1.30%
---------------------------------------------------------------- ---------------

(1) The Adviser has, on a voluntary basis, agreed to reimburse certain Fund expenses in order to limit total operating expenses of the Fund to an annual rate of not more than 1.30%, of average daily net assets. The Adviser reserves the right, in its sole discretion, to terminate its reimbursement arrangement at any time. See "The Adviser."

(2) Absent reimbursements by the Adviser, Total Operating Expenses for the Fund, based on current expectations and assumptions are estimated to be 1.67%

EXAMPLE
--------------------------------------------------------------------------------
Your would pay the following expenses on a $1,000 investment in the Fund assuming (1) a 5% annual return and (2) redemption at the end of each time period.

                                                             1 YEAR     3 YEARS
                                                             ------     -------
         Target Select Equity Fund                             $13        $40

--------------------------------------------------------------------------------

THE EXAMPLE IS BASED UPON TOTAL OPERATING EXPENSES OF THE FUND AFTER REIMBURSEMENTS, IF ANY, AS SHOWN IN THE EXPENSE TABLE. THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. The purpose of the expense table and example is to assist the investor in understanding the various costs and expenses that may be directly or indirectly borne by shareholders of the Fund. Additional information may be found under "The Adviser" and "The Administrator."

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THE TRUST AND THE FUND

TIP Funds (the "Trust") offers shares in thirteen separately-managed mutual funds, each of which is a separate series of the Trust. Each share of each mutual fund represents an undivided, proportionate interest in that mutual fund. This Prospectus offers shares of the Trust's TIP Target Select Equity Fund (the "Target Select Fund" or the "Fund").

INVESTMENT OBJECTIVE

TARGET SELECT EQUITY FUND -- The Target Select Fund seeks long term growth of capital primarily from investment in U.S. equity securities.

There can be no assurance that the Fund will achieve its investment objective.

INVESTMENT POLICIES

TARGET SELECT EQUITY FUND

The Adviser and Sub-Advisers of the Fund will each invest in a maximum of 20 equity securities (hence the Target Select Equity Fund designation) and as few as 10 that they believe have the greatest return potential. Such a focused security-selection process permits each manager to act on only the investment ideas that they think are their strongest ones. The intent is to avoid diluting performance by owning too many securities, so that the positive contributions of winning investments will prove substantial.

In the process, the Fund provides two benefits:

         * One, focused security selection. By bringing together each manager's favorite investment ideas, the fund's overall portfolio will contain a total of 40-80 stocks.

         * And two, differing investment styles. The managers will apply their own unique stock-picking styles. Their differing styles may help to smooth the fund's overall return. Ideally, when one style is out of favor, the other styles will offer a counterbalancing influence.

The Fund is designed to provide an investment that combines the investment expertise and best investment ideas of four outstanding money-management firms. The Adviser and Sub-Advisers will manage a portion of the Fund's portfolio on a day-to-day basis. Assets for investment will be allocated to each manager by the Fund' Board of Trustees, based on the recommendation of the Adviser. The expectation is that the allocations will result in a portfolio invested in a variety of equity securities with differing capitalizations and valuations, chosen by differing investment strategies.

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The Fund intends to invest primarily (and, under normal circumstances, at least
65% of its total assets) in equity securities of companies that are headquartered in the United States or do business both in the United States and abroad. Those securities, however, will be traded principally in the United States equity market. Selection of equity securities will not be restricted by market capitalization, and the Fund's Adviser and Sub-Advisers will employ their own proprietary investment processes in managing assets.

Any remaining assets of the Fund may be invested in securities of foreign issuers, shares of other investment companies, American Depository Receipts ("ADRs") and Real Estate Investment Trusts ("REITs"). The Fund may also invest up to 15% of its net assets in illiquid securities, invest up to 25% of its total assets in convertible securities, including convertible securities rated below investment grade, purchase unregistered securities that are eligible for re-sale pursuant to Rule 144A under the Securities Act, and purchase fixed income securities, including securities rated below investment grade. In addition, the Fund may effect short sales, purchase securities on a when-issued basis, and may enter into futures and options transactions. Debt securities rated below investment grade, I.E., rated lower than BBB by Standard & Poor's Corporation ("S&P"), and/or Baa by Moody's Investor Service, Inc. ("Moody's"), or unrated securities of comparable quality, are also known as "junk bonds." The maximum percentage of the Fund's assets that may be invested in securities rated below investment grade is 25%.

Under normal circumstances, the Adviser and each of the Sub-Advisers may invest a portion of the assets under its management in the Money Market Instruments described below in order to maintain liquidity, or if securities meeting the Fund's investment objective and policies are not otherwise reasonably available for purchase, provided that such Instruments do not exceed 25% of the Fund's total assets. For temporary defensive purposes during periods when the Adviser determines that market conditions warrant, the Adviser and each Sub-Adviser may invest up to 100% of the assets under their management in Money Market Instruments and in cash.

For a further description of these types of instruments see "Description of Permitted Investments and Risk Factors" in the Statement of Additional Information.

RISK FACTORS

EQUITY SECURITIES -- Equity securities include common stocks, preferred stocks, warrants, rights to acquire common or preferred stocks, and securities convertible into or exchangeable for common stocks. Investments in equity securities in general are subject to market risks that may cause their prices to fluctuate over time. The value of securities convertible into equity securities, such as warrants or convertible debt, is also affected by prevailing interest rates, the credit quality of the issuer and any call provision. Fluctuations in the value of equity securities in which the Fund invests will cause the net asset value of the Fund to fluctuate. An investment in the Fund may be more suitable for long-term investors who can bear the risk of short-term principal fluctuations.

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HIGH YIELD SECURITIES -- The high yield market consists primarily of fixed income securities that are not rated or that are rated below investment grade (I.E., Ba1 or lower rating by Moody's and/or BB+ or lower by S&P), including securities of issuers subject to proceedings under the Federal Bankruptcy Code. High yield securities include, but are not limited to, bonds and preferred stock, interests in term loans and in revolving credit facilities (or combinations thereof), convertible securities, units of bonds and warrants or stock, and other securities and financial instruments, including those on which the issuer is unable to pay stated dividends or interest payments on a current basis. Investments in high yield securities involve market risks, credit risks and call risks. High yield securities are generally medium term bonds and are more sensitive than short-term and less sensitive than long-term securities to general interest rate fluctuations. Credit risks relate to the continuing ability of the issuer of a security to pay the stated interest or dividends and ultimately to repay principal upon maturity. Discontinuation of such payments could substantially adversely affect the market price of the security. Call risks arise from early call features that many high-yield securities contain. In general, the market for such securities is relatively inefficient due to its complexity and the limited availability of information on such securities.

NON-DIVERSIFICATION -- The Fund is a non-diversified company, as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), which means that a relatively high percentage of assets of the Fund may be invested in the obligations of a limited number of issuers. Although the Adviser and the Sub-Advisers do not intend to invest more than 5% of the Fund's assets in any single issuer (with the exception of securities which are issued or guaranteed by a national government), the value of the shares of the Fund may be more susceptible to any single economic, political or regulatory occurrence than the shares of a diversified investment company would be. The Fund intends to satisfy the diversification requirements necessary to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), which requires that the Fund be diversified (I.E., not invest more than 5% of its assets in the securities in any one issuer) as to 50% of its assets.

PORTFOLIO TURNOVER -- The Fund's annual portfolio turnover rate is expected to exceed 100%, but is not expected to exceed 200%. An annual portfolio turnover rate in excess of 100% may result from the securities selection processes employed by the Adviser and the Sub-Advisers. Portfolio turnover rates in excess of 100% may result in higher transaction costs, including increased brokerage commissions, and higher levels of taxable capital gain.

INVESTMENT LIMITATIONS

The investment objective of the Fund and certain of the investment limitations set forth here and in the Statement of Additional Information are fundamental policies of the Fund. Fundamental policies cannot be changed with respect to the Fund without the consent of the holders of a majority of the Fund's outstanding shares.

1. The Fund may not (i) purchase securities of any issuer (except securities issued or guaranteed by the United States Government, its agencies or instrumentalities and repurchase agreements involving such securities) if, as a result, more than 5% of the total assets of the Fund would be invested in the securities of such issuer; or (ii) acquire more than 10% of the outstanding voting securities of any one issuer. This restriction applies to 50% of the Fund's total assets.

2. The Fund may not purchase any securities which would cause 25% or more of the total assets of the Fund to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that this limitation does not apply to investments in obligations issued or guaranteed by the U.S. Government or its agencies and instrumentalities and repurchase agreements involving such securities.

3. The Fund may not borrow money in an amount exceeding 33 1/3% of the value of its total assets, provided that, for purposes of this limitation, investment strategies which either obligate the Fund to purchase securities or require the Fund to segregate assets are not considered to be borrowings. Asset coverage of at least 300% is required for all borrowings, except where the Fund has borrowed money for temporary purposes in amounts not exceeding 5% of its total assets. The Fund will not purchase securities while its borrowings exceed 5% of its total assets.

The foregoing percentages will apply at the time of the purchase of a security.

SPECIAL CONSIDERATIONS  REGARDING THE MULTI-ADVISER APPROACH

Turner Investment Partners, Inc. (the "Adviser"), the Adviser of the Fund, oversees the portfolio management services provided to the Fund by each of its three Sub-Advisers, and acts as investment adviser to a portion of the assets of the Fund. Subject to the review of TIP Funds' Board of Trustees, the Adviser monitors each Sub-Adviser to assure that the Sub-Adviser is managing its segment of the Fund consistently with the Fund's investment objective and restrictions and applicable laws and guidelines, including, but not limited to, compliance with the diversification requirements set forth in Subchapter M of the Code. The Adviser also provides the Fund with certain administrative services, including maintenance of certain Fund records and assistance in the preparation of the Fund's registration statement under federal and state laws. Because each Sub-Adviser will be managing its segment of the Fund independently from the other Sub-Advisers, the same security may be held in two different segments of the Fund, or may be acquired for one segment of the Fund at a time when the Sub-Adviser of another segment deems it appropriate to dispose of the security from that other segment. Similarly, under some market conditions, the Adviser or one or more of the Sub-Advisers may believe that temporary, defensive investments in short-term instruments or cash are appropriate when the Adviser or another Sub-Adviser believes continued exposure to the equity markets is appropriate for their segments of the Fund. Because the Adviser and each Sub-Adviser directs the trading for its own segment of the Fund, and does not aggregate its transactions with those of the Adviser or the other Sub-Advisers, the Fund may incur higher brokerage costs than would be the case if a single Adviser were managing the entire Fund.

On a daily basis, capital activity will be allocated equally by the Adviser among the segments of the Fund. However, the Adviser may, subject to review by TIP Funds' Board of Trustees, allocate new investment capital differently among the Sub-Advisers. This action may be necessary, if, for example, the Adviser or a Sub-Adviser determines that it desires no additional investment capital. Also, because each segment of the portfolio will perform differently from the other segments depending upon the investments it holds and changing market conditions, one segment may be larger or smaller at various times than the other segments. Although it reserves the right to do so, subject to the review of the TIP Funds' Board of Trustees, the Adviser does not intend to reallocate the Fund's assets among the segments to reduce these differences in size.

MANAGER OF MANAGERS OPTION

The Fund may, in the future, seek to achieve its investment objective by using a "manager of managers" structure. Under a manager of managers structure, Turner Investment Partners would act as investment adviser in much the same way as is currently contemplated. However, as manager of managers, Turner would be permitted, subject to direction from and oversight by the Board of Trustees, to allocate and reallocate the Fund's assets among sub-advisers, and to recommend that the Board of Trustees hire, terminate or replace sub-advisers without shareholder approval. By reducing the number of shareholder meetings that may have to be held to approve new or additional sub-advisers for the Fund, the Fund anticipates that there will be substantial potential cost savings, as well as the opportunity to achieve certain management efficiencies.

Before it can operate using a manager of managers structure, the Fund and Turner will have to obtain exemptive relief from the Securities and Exchange Commission ("SEC") to permit such an arrangement. There is no assurance that such an order, if sought, will be granted by the SEC. The initial shareholder of the Fund voted to vest authority to implement a manager of managers structure with the Trustees, and such a structure may be adopted without shareholder approval. However, shareholders of the Fund will be given at least 30 days' prior written notice of any such change, and any such change would only be made if the Trustees determine that it would be in the best interests of the Fund and its shareholders. In making that determination, the Trustees will consider, among other factors, the benefits to shareholders and/or the opportunity to reduce costs and achieve operational efficiencies.

THE ADVISER

Turner Investment Partners, Inc., is a professional investment management firm founded in March, 1990. Robert E. Turner is the Chairman and controlling shareholder of the Adviser. As of September 30, 1997, the Adviser had discretionary management authority with respect to approximately $2.3 billion of assets. The Adviser has provided investment advisory services to investment companies since 1992. The principal business address of the Adviser is 1235 Westlakes Drive, Suite 350, Berwyn, Pennsylvania 19312.

The Adviser serves as the investment adviser for the Fund under an investment advisory agreement (the "Advisory Agreement"). Under the Advisory Agreement, the Adviser continuously reviews, supervises and administers the Fund's investment program, subject to the

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supervision of, and policies established by, the Trustees of the Trust. The
Adviser makes recommendations to the Trustees with respect to the appropriate allocation of assets to each of the Fund's Sub-Advisers, and directly manages assets of the Fund not allocated to the Sub-Advisers.

For its services, the Adviser is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of 1.05% of the average daily net assets of the Fund. The Adviser (not the Fund) pays each of the Sub-Advisers out of this fee a sub-advisory fee equal to .80% of the average daily net assets of the Fund allocated to each Sub-Adviser. The Adviser has voluntarily agreed to waive all or a portion of its fee and to reimburse expenses of the Fund in order to limit its total operating expenses (as a percentage of average daily net assets on an annualized basis) to not more than 1.30%. The Adviser reserves the right, in its sole discretion, to terminate these voluntary fee waivers and reimbursements at any time.

Robert E. Turner is a Trustee of the Trust and will be responsible for monitoring the day-to-day activity of the investment managers. In addition, Mr. Turner will act as portfolio manager of the portion of the assets of the Fund managed by Turner Investment Partners. Mr. Turner is also Chairman and Chief Investment Officer of Turner Investment Partners, Inc. He has held this position since the founding of Turner Investment Partners, Inc. in 1990. He has been in the investment business since 1982.

THE SUB-ADVISERS

The Fund currently has three Sub-Advisers -- Clover Capital Management, Inc., Penn Capital Management Company, Inc., and Chartwell Investment Partners (each a "Sub-Adviser" and collectively, the "Sub-Advisers"). Each Sub-Adviser manages a portion of the Fund's assets, which allocation is determined by the Trustees upon the recommendation of the Adviser. Each Sub-Adviser makes the investment decisions for the assets of the Fund allocated to it, and continuously reviews, supervises and administers a separate investment program, subject to the supervision of, and policies established by, the Trustees of the Trust. For its services, each of the Sub-Advisers is entitled to receive a fee from Turner Investment Partners, which is calculated daily and paid monthly, at an annual rate of .80% of the average daily net assets of the Fund allocated to it. Currently, the Adviser and each Sub-Adviser has been allocated assets in the range of 15-30% of the Fund's total assets.

CLOVER CAPITAL MANAGEMENT, INC. ("Clover Capital"), is a professional investment management firm founded in 1984 by Michael Edward Jones, CFA, and Geoffrey Harold Rosenberger, CFA, who are Managing Directors of Clover Capital and who control all of the Clover Capital's outstanding voting stock. Michael Jones, Managing Director of Clover Capital, is the portfolio manager of the portion of the Fund's assets managed by Clover Capital. As of September 30, 1997, the Clover Capital had discretionary management authority with respect to approximately $2.2 billion of assets. In addition to sub-advising the Fund and the Clover Funds, separate investment portfolios of the Trust, Clover provides advisory services to pension plans, religious and educational endowments, corporations, 401(k) plans, profit sharing plans, individual investors and trusts and estates. The

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principal business address of Clover Capital is 11 Tobey Village Office Park,
Pittsford, New York 14534.

PENN CAPITAL MANAGEMENT COMPANY, INC. ("Penn Capital"), 52 Haddonfield-Berlin Road, Suite 1000, Cherry Hill, New Jersey 08034, is a professional investment management firm founded in 1987 and registered as an investment adviser under the Investment Advisers Act. Richard A. Hocker is a founding partner and Chief Investment Officer of Penn Capital and portfolio manager of the portion of the assets of the Fund managed by Penn Capital, an investment management firm that manages the investment portfolios of institutions and high net worth individuals. As of September 30, 1997, Penn Capital had assets under management of approximately $480 million. Penn Capital employs a staff of 17 and manages monies in a variety of investment styles through either separate account management or one of its private investment funds. In addition, Penn Capital serves as investment adviser to the Penn Capital Funds, three separate portfolios of the Trust.

CHARTWELL INVESTMENT PARTNERS ("Chartwell"), 1235 Westlakes Drive, Suite 330, Berwyn, Pennsylvania 19312, is a professional investment management firm founded in 1997 and registered as an investment adviser under the Investment Advisers Act. Chartwell was founded by a team of experienced investment professionals who had been employees of Delaware Management Company of Philadelphia, Pennsylvania. The portion of the assets of the Fund managed by Chartwell will be managed by a team of investment professionals with extensive investment experience. The portion of the assets of the Fund managed by Chartwell will be managed by a team of investment professionals with extensive investment experience. Chartwell currently manages approximately $1.1 billion in assets for institutional clients.

THE ADMINISTRATOR

SEI Fund Resources (the "Administrator") provides the Trust with administrative services, including regulatory reporting and all necessary office space, equipment, personnel, and facilities.

For these administrative services, the Administrator is entitled to a fee from the Fund, which is calculated daily and paid monthly, at an annual rate of .12% of the Fund's average daily net assets up to $75 million, .10% on the next $75 million of such assets, .09% on the next $150 million of such assets, .08% of the next $300 million of such assets, and .075% of such assets in excess of $600 million. The Fund is subject to a minimum annual administration fee of $75,000.

The Administrator also serves as shareholder servicing agent for the Trust under a shareholder servicing agreement with the Trust.

THE TRANSFER AGENT

DST Systems, Inc., 1004 Baltimore Avenue, Kansas City, Missouri 64105 (the "Transfer Agent"), serves as the transfer agent and dividend disbursing agent for the Trust under a transfer agency agreement with the Trust.

THE DISTRIBUTOR

SEI Investments Distribution Co. (the "Distributor"), Oaks, Pennsylvania 19456, a wholly-owned subsidiary of SEI Investments Company, acts as the Trust's distributor pursuant to a distribution agreement (the "Distribution Agreement"). No compensation is paid to the Distributor for its distribution services.

PORTFOLIO TRANSACTIONS

The Adviser and each Sub-Adviser will select brokers on the basis of the research, statistical and pricing services they provide to the Fund. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that such commissions are in compliance with the Securities Exchange Act of 1934, as amended, and that the Adviser determines in good faith that the commission is reasonable in terms of either the transaction or the overall responsibility of the Adviser to the Fund and the Adviser's other clients.

Since shares of the Fund are not marketed through intermediary broker-dealers, the Fund does not have a practice of allocating brokerage or effecting principal transactions with broker-dealers on the basis of sales of shares which may be made through such firms. However, the Adviser and each Sub-Adviser may place orders for the Fund with qualified broker-dealers who refer clients to the Fund.

Some securities considered for investment by the Fund may also be appropriate for other accounts and/or clients served by the Adviser or any Sub-Adviser. If the purchase or sale of securities consistent with the investment policies of the Fund and another of the Adviser's or Sub-Adviser's accounts and/or clients are considered at or about the same time, transactions in such securities will be allocated among the Fund and the other accounts and/or clients in a manner deemed equitable by the Adviser or the Sub-Adviser.

PURCHASE AND REDEMPTION OF SHARES

Purchases and redemptions may be made through the Transfer Agent (or its authorized agent) on each day that the New York Stock Exchange is open for business (a "Business Day"). Investors may purchase and redeem shares of the Fund directly through the Transfer Agent at: TIP Funds, P.O. Box 419805, Kansas City, Missouri 64141-6805, by mail or wire transfer. All shareholders may place orders by telephone; when market conditions are extremely busy, it is possible that investors may experience difficulties placing orders by telephone and may wish to place orders by mail. Purchases and redemptions of shares of the Fund may be made on any Business Day. Certain brokers assist their clients in the purchase or redemption of shares and charge a fee for this service in addition to the Fund's public offering price.

The minimum initial investment in the Fund is $2,500 ($2,000 for IRAs), and subsequent purchases must be at least $500. The Distributor may waive these minimums at its discretion. No minimum applies to subsequent purchases effected by dividend reinvestment.

MINIMUM ACCOUNT SIZE - Due to the relatively high cost of maintaining smaller accounts, the Fund reserves the right to redeem shares in any account if, as the result of redemptions, the value of that account drops below $2,500. You will be allowed at least 60 days, after notice by the Fund, to make an additional investment to bring your account value up to at least $2,500 before the redemption is processed.

PURCHASES BY MAIL

An account may be opened by mailing a check or other negotiable bank draft (payable to the Fund) for $2,500 ($2,000 or more for IRAs) or more, together with a completed Account Application to: TIP Funds, P.O. Box 419805, Kansas City, Missouri 64141-6805. Third-Party checks, credit cards, credit card checks and cash will not be accepted. When purchases are made by check (including certified or cashier's checks), redemption proceeds will not be forwarded until the check providing for the investment being redeemed has cleared (which may take up to 15 days). Subsequent investments may also be mailed directly to the Transfer Agent.

PURCHASES BY WIRE TRANSFER

Shareholders having an account with a commercial bank that is a member of the Federal Reserve System may purchase shares of the Fund by requesting their bank to transmit funds by wire to: United Missouri Bank of Kansas, N.A.; ABA #10-10-00695; for Account Number 98-7060-116-8; Further Credit: [TIP Funds Target Select Equity Fund]. The shareholder's name and account number must be specified in the wire.

INITIAL PURCHASES: Before making an initial investment by wire, an investor must first telephone 1-800-224-6312 to be assigned an account number. The investor's name, account number, taxpayer identification number or Social Security number, and address must be specified in the wire. In addition, an Account Application should be promptly forwarded to: TIP Funds, P.O. Box 419805, Kansas City, Missouri 64141-6805.

SUBSEQUENT PURCHASES: Additional investments may be made at any time through the wire procedures described above, which must include a shareholder's name and account number. The investor's bank may impose a fee for investments by wire. Subsequent purchases may also be made by wire through the Automated Clearing House ("ACH").

GENERAL INFORMATION REGARDING PURCHASES

A purchase request will be effective as of the day received if the Transfer Agent (or its authorized agent) receives the purchase request in good order and payment before 4:00 p.m., Eastern time. A purchase request is in good order if it is complete and accompanied by the appropriate documentation, including an Account Application and any additional documentation required. Purchase requests in good order received after 4:00 p.m., Eastern time, will be effective the next Business Day. Payment may be made by check or readily available funds. The purchase price of shares of the Fund is the Fund's net asset value per share next determined after a purchase order is effective. Purchases will be made in full and fractional shares of the Fund calculated to three decimal places. The Trust will not issue certificates representing shares of the Fund.

If a check received for the purchase of shares does not clear, the purchase will be canceled, and the investor could be liable for any losses or fees incurred. The Trust reserves the right to reject a purchase order when the Trust determines that it is not in the best interest of the Trust or its shareholders to accept such order.

Shares of the Fund may be purchased in exchange for securities to be included in the Fund, subject to the Adviser's or Administrator's determination that these securities are acceptable. Securities accepted in such an exchange will be valued at their market value. All accrued interest and subscription or other rights that are reflected in the market price of accepted securities at the time of valuation become the property of the Fund and must be delivered by the shareholder to the Fund upon receipt from the issuer.

The Adviser or Administrator will not accept securities in exchange for Fund shares unless (1) such securities are appropriate for the Fund at the time of the exchange; (2) the shareholder represents and agrees that all securities offered to the Fund are not subject to any restrictions upon their sale by the Fund under the Securities Act of 1933, as amended, or otherwise; and (3) prices are available from an independent pricing service approved by the Trust's Board of Trustees.

SYSTEMATIC INVESTMENT PLAN - A shareholder may also arrange for periodic additional investments in the Fund through automatic deductions by Automated Clearing House ("ACH") transactions from a checking or savings account by completing the Systematic Investment Plan form. This Systematic Investment Plan is subject to account minimum initial purchase amounts and a minimum pre-authorized investment amount of $100 per month. An application form for the Systematic Investment Plan may be obtained by calling 1-800-224-6312.

EXCHANGES

Shareholders of the Fund may exchange their shares for shares of the other TIP Funds that are then offering their shares to the public. Exchanges are made at net asset value. An exchange is considered a sale of shares and may result in capital gain or loss for federal income tax purposes. The shareholder must have received a current prospectus for the new Fund before any exchange will be effected. If the Transfer Agent (or its authorized agent) receives exchange instructions in writing or by telephone (an "Exchange Request") in good order by 4:00 p.m., Eastern time, on any Business Day, the exchange will be effected that day. The liability of the Fund or the Transfer Agent for fraudulent or unauthorized telephone instructions may be limited as described below. The Trust reserves the right to modify or terminate this exchange offer on 60 days' notice.

REDEMPTIONS

Redemption requests in good order received by the Transfer Agent (or its authorized agent) prior to 4:00 p.m., Eastern time on any Business Day will be effective that day. To redeem shares of the Fund, shareholders must place their redemption orders with the Transfer Agent (or its authorized agent) prior to 4:00 p.m., Eastern time, on any Business Day. The redemption price of shares of the Fund is the net asset value per share of the Fund next determined after the redemption order is effective. Payment of redemption proceeds will be made as promptly as possible and, in any event, within seven days after the redemption order is received, provided, however, that redemption proceeds for shares purchased by check (including certified or cashier's checks) will be forwarded only upon collection of payment for such shares; collection of payment may take up to 15 days. Shareholders may not close their accounts by telephone. Redemption requests from IRA accounts must be made in writing.

Shareholders may receive redemption payments in the form of a check or by Federal Reserve or ACH wire transfer. There is no charge for having a check for redemption proceeds mailed. The Custodian will deduct a wire charge, currently $10.00, from the amount of a Federal Reserve wire redemption payment made at the request of a shareholder. Shareholders cannot redeem shares of a Fund by Federal Reserve wire on Federal holidays on which wire transfers are restricted. The Fund does not charge for ACH wire transactions; however, such transactions will not be posted to a shareholder's bank account until the second Business Day following the release of redemption proceeds.

Neither the Trust nor the Transfer Agent will be responsible for the authenticity of instructions received by telephone if they reasonably believe those instructions to be genuine. The Trust and the Transfer Agent will each employ reasonable procedures to confirm that telephone instructions are genuine. Such procedures may include the taping of telephone conversations.

The right of redemption may be suspended or the date of payment of redemption proceeds postponed during certain periods as set forth more fully in the Statement of Additional Information.

A signature guarantee is a widely accepted way to protect shareholders by verifying the signature on certain redemption requests. The Trust requires signature guarantees to be provided in the following circumstances: (1) written requests for redemptions in excess of $50,000; (2) all written requests to wire redemption proceeds to a bank other than the bank previously designated on the account application; and (3) redemption requests that provide that the redemption proceeds should be sent to an address other than the address of record or to a person other than the registered shareholder(s) for the account. Signature guarantees can be obtained from any of the following institutions: a national or state bank, a trust company, a federal savings and loan association, or a broker-dealer that is a member of a national securities exchange. The Trust does not accept guarantees from notaries public or from organizations that do not provide reimbursement in the case of fraud.

SYSTEMATIC WITHDRAWAL PLAN - The Fund offers a Systematic Withdrawal Plan ("SWP") for shareholders who wish to receive regular distributions from their account. Upon commencement of the SWP, the account must have a current value of $2,500 or more. Shareholders may elect to receive automatic payments via ACH wire transfers of $100 or more on a monthly, quarterly, semi-annual or annual basis. An application form for SWP may be obtained by calling 1-800-224-6312.

Shareholders should realize that if withdrawals exceed income dividends, their invested principal in the account will be depleted. Thus, depending on the frequency and amounts of the withdrawal payments and/or any fluctuations in the net asset value per share, their original investment could be exhausted entirely. To participate in the SWP, shareholders must have their dividends automatically reinvested. Shareholders may change or cancel the SWP at any time, upon written notice to the Transfer Agent.

VALUATION OF SHARES

The net asset value per share of the Fund is determined by dividing the total market value of the Fund's investments and other assets, less any liabilities, by the total number of outstanding shares of the Fund. Net asset value per share is determined daily as of the close of business of the New York Stock Exchange (currently, 4:00 p.m., Eastern time) on any Business Day.

PERFORMANCE

From time to time, the Fund may advertise its yield and total return. These figures will be based on historical earnings and are not intended to indicate future performance. No representation can be made regarding actual future yields or returns. The yield of the Fund refers to the annualized income generated by an investment in the Fund over a specified 30-day period. The yield is calculated by assuming that the same amount of income generated by the investment during that period is generated in each 30-day period over one year and is shown as a percentage of the investment.

The total return of the Fund refers to the average compounded rate of return on a hypothetical investment, for designated time periods (including but not limited to the period from which the Fund commenced operations through the specified date), assuming that the entire investment is redeemed at the end of each period and assuming the reinvestment of all dividend and capital gain distributions.

The Fund may periodically compare its performance to that of other mutual funds tracked by mutual fund rating services (such as Lipper Analytical Services, Inc.), financial and business publications and periodicals, broad groups of comparable mutual funds, unmanaged indices, which may assume investment of dividends but generally do not reflect deductions for administrative and management costs, or other investment alternatives. The Fund may quote Morningstar, Inc., a service that ranks mutual funds on the basis of risk-adjusted performance, and Ibbotson Associates of Chicago, Illinois, which provides historical returns of the capital markets in the U.S. The Fund may also quote the Frank Russell Company or Wilshire Associates, consulting firms that compile financial characteristics of common stocks and fixed income securities, regarding non-performance-related attributes of the Fund's portfolio. The Fund may use long term performance of these capital markets to demonstrate general long-term risk versus reward scenarios and could include the value of a hypothetical investment in any of the capital market. The Fund may also quote financial and business publications and periodicals as they relate to fund management, investment philosophy, and investment techniques.

The Fund may quote various measures of volatility and benchmark correlation in advertising and may compare these measures to those of other funds. Measures of volatility attempt to compare historical share price fluctuations or total returns to a benchmark while measures of benchmark correlation indicate how valid a comparative benchmark might be. Measures of volatility and correlation are calculated using averages of historical data and cannot be calculated precisely.

TAXES

The following summary of federal income tax consequences is based on current tax laws and regulations, which may be changed by legislative, judicial or administrative action. No attempt has been made to present a detailed explanation of the federal income tax treatment of the Fund or its shareholders. Shareholders are urged to consult their tax advisors regarding specific questions as to federal, state and local income taxes. Further information concerning taxes is set forth in the Statement of Additional Information.

TAX STATUS OF THE FUND:

The Fund is treated as a separate entity for federal income tax purposes and is not combined with the Trust's other portfolios. The Fund intends to qualify or to continue to qualify for the special tax treatment afforded regulated investment companies as defined under Subchapter M of the Internal Revenue Code of 1986, as amended. So long as the Fund qualifies for this special tax treatment, it will be relieved of federal income tax on that part of its net investment income and net capital gain (the excess of net long-term capital gain over net short-term capital loss) which it distributes to shareholders.

TAX STATUS OF DISTRIBUTIONS:

The Fund will distribute all of its net investment income (including, for this purpose, net short-term capital gain) to shareholders. Dividends from the Fund's net investment income will be taxable to shareholders as ordinary income whether received in cash or in additional shares. Distributions from net investment income will qualify for the dividends-received deduction for corporate shareholders only to the extent such distributions are derived from dividends paid by domestic corporations; however, such distributions which do qualify for the dividends-received deduction may be subject to the corporate alternative minimum tax. Any net capital gains will be distributed annually and will be taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, regardless of how long the shareholder has held shares. The Fund will make annual reports to shareholders of the federal income tax status of all distributions, including the amount of dividends eligible for the dividends-received deduction.

Certain securities purchased by the Fund are sold with original issue discount and thus do not make periodic cash interest payments. The Fund will be required to include as part of its current income the accrued discount on such obligations even though the Fund has not received any interest payments on such obligations during that period. Because the Fund distributes all of its net investment income to its shareholders, the Fund may have to sell portfolio securities to distribute such accrued income, which may occur at a time when the Adviser would not have chosen to sell such securities and which may result in a taxable gain or loss.

Dividends declared by the Fund in October, November or December of any year and payable to shareholders of record on a date in one of those months will be deemed to have been paid by the Fund and received by the shareholders on December 31 in the year declared, if paid by the Fund at any time during the following January. The Fund intends to make sufficient distributions prior to the end of each calendar year to avoid liability for the federal excise tax applicable to regulated investment companies.

Income received on direct U.S. obligations is exempt from income tax at the state level when received directly by the Fund and may be exempt, depending on the state, when received by a shareholder from the Fund provided certain state-specific conditions are satisfied. The Fund will inform shareholders annually of the percentage of income and distributions derived from direct U.S. obligations. Shareholders should consult their tax advisers to determine whether any portion of the income dividends received from the Fund is considered tax exempt in their particular state. Income derived by the Fund from securities of foreign issuers may be subject to foreign withholding taxes. The Fund will not be able to elect to treat shareholders as having paid their proportionate share of such foreign taxes.

Each sale, exchange or redemption of the Fund's shares is a taxable event to the shareholder.

GENERAL INFORMATION

THE TRUST

The Trust, an open-end management investment company, was organized under Massachusetts law as a business trust under a Declaration of Trust dated January 26, 1996, and amended on February 21, 1997. The Declaration of Trust permits the Trust to offer separate series ("Funds") of shares. All consideration received by the Trust for shares of any Fund and all assets of such Fund belong to that Fund and would be subject to liabilities related thereto. The Trust reserves the right to create and issue shares of additional Funds.

The Trust pays its operating expenses, including fees of its service providers, audit and legal expenses, expenses of preparing prospectuses, proxy solicitation material and reports to shareholders, costs of custodial services and registering the shares under federal and state securities laws, pricing and insurance expenses, and pays additional expenses including litigation and other extraordinary expenses, brokerage costs, interest charges, taxes and organization expenses.

TRUSTEES OF THE TRUST

The management and affairs of the Trust are supervised by the Trustees under the laws of the Commonwealth of Massachusetts. The Trustees have approved contracts under which, as described above, certain companies provide essential management services to the Trust.

VOTING RIGHTS

Each share held entitles the Shareholder of record to one vote for each dollar invested. In other words, each shareholder of record is entitled to one vote for each dollar of net asset value of the shares held on the record date for the meeting. Shareholders of each Fund will vote separately on matters pertaining solely to that Fund. As a Massachusetts business trust, the Trust is not required to hold annual meetings of Shareholders, but approval will be sought for certain changes in the operation of the Trust and for the election of Trustees under certain circumstances.

In addition, a Trustee may be removed by the remaining Trustees or by Shareholders at a special meeting called upon written request of Shareholders owning at least 10% of the outstanding shares of the Trust. In the event that such a meeting is requested, the Trust will provide appropriate assistance and information to the Shareholders requesting the meeting.

REPORTING

The Trust issues unaudited financial information semiannually and audited financial statements annually for the Fund. The Trust also furnishes periodic reports and, as necessary, proxy statements to shareholders of record.

SHAREHOLDER INQUIRIES

Shareholder inquiries should be directed to TIP Funds, P.O. Box 419805, Kansas City, Missouri 64141-6805, or to 1-800-224-6312. Purchases, exchanges and redemptions of shares should be made through the Transfer Agent by calling 1-800-224-6312.

DIVIDENDS AND DISTRIBUTIONS

Substantially all of the net investment income (excluding capital gain) of the Fund is distributed in the form of dividends to shareholders of record on the second to last Business Day of each quarter. Capital gains, if any, are distributed to shareholders at least annually.

Shareholders automatically receive all income dividends and capital gain distributions in additional shares, unless the shareholder has elected to take such payment in cash. Shareholders may change their election by providing written notice to the Transfer Agent at least 15 days prior to the distribution. Shareholders may receive payments for cash distributions in the form of a check or by Federal Reserve or ACH wire transfer.

Dividends and other distributions of the Fund are paid on a per share basis. The value of each share will be reduced by the amount of the payment. If shares are purchased shortly before the record date for a distribution of ordinary income or capital gains, a shareholder will pay the full price for the shares and receive some portion of the price back as a taxable distribution or dividend.

COUNSEL AND INDEPENDENT PUBLIC ACCOUNTANTS

Morgan, Lewis & Bockius LLP serves as counsel to the Trust. Ernst & Young LLP serves as the independent public accountants for the Trust.

CUSTODIAN

CoreStates Bank, N.A., Broad and Chestnut Streets, P.O. Box 7618, Philadelphia, Pennsylvania 19101, acts as the custodian (the "Custodian") of the Trust. The Custodian holds cash, securities and other assets of the Trust as required by the 1940 Act.

DESCRIPTION OF PERMITTED INVESTMENTS AND RISK FACTORS

The following is a description of permitted investments for the Fund:

AMERICAN DEPOSITARY RECEIPTS ("ADRs") -- ADRs are securities, typically issued by a U.S. financial institution (a "depositary"), that evidence ownership interests in a security or a pool of securities issued by a foreign issuer and deposited with the depositary. ADRs may be available through "sponsored" or "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the security underlying the receipt and a depositary, whereas an unsponsored facility may be established by a depositary without participation by the issuer of the underlying security. Holders of unsponsored depositary receipts generally bear all the costs of the unsponsored facility. The depositary of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass through, to the holders of the receipts, voting rights with respect to the deposited securities.

CONVERTIBLE SECURITIES -- Convertible securities are corporate securities that are exchangeable for a set number of another security at a prestated price. Convertible securities typically have characteristics of both fixed income and equity securities. Because of the conversion feature, the market value of a convertible security tends to move with the market value of the underlying stock. The value of a convertible security is also affected by prevailing interest rates, the credit quality of the issuer and any call provisions.

FIXED INCOME SECURITIES -- The market value of fixed income investments will change in response to interest rate changes and other factors. During periods of falling interest rates, the values of outstanding fixed income securities generally rise. Conversely, during periods of rising interest rates, the values of such securities generally decline. Moreover, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. Changes by recognized agencies in the rating of any fixed income security and in the ability of an issuer to make payments of interest and principal also affect the value of these investments. Changes in the value of these securities will not necessarily affect cash income derived from these securities, but will affect the investing Fund's net asset value. If a security is downgraded, the Adviser will review the situation and take appropriate action.

FUTURES AND OPTIONS ON FUTURES -- Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a specific security at a specified future time and at a specified price. An option on a futures contract gives the purchaser the right, in exchange for a premium, to assume a position in a futures contract at a specified exercise price during the term of the option. The Fund may use futures contracts and related options for BONA FIDE hedging purposes, to offset changes in the value of securities held or expected to be acquired or be disposed of, to minimize fluctuations in foreign currencies, or to gain exposure to a particular market or instrument.

There are risks associated with these activities, including the following: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets and movements in interest rates, (2) there may be an imperfect or no correlation between the changes in market value of the securities held by the Fund and the prices of futures and options on futures, (3) there may not be a liquid secondary market for a futures contract or option, (4) trading restrictions or limitations may be imposed by an exchange, and (5) government regulations may restrict trading in futures contracts and options on futures.

ILLIQUID SECURITIES -- Illiquid securities are securities that cannot be disposed of within seven business days at approximately the price at which they are being carried on the Fund's books. Illiquid securities include demand instruments with demand notice periods exceeding seven days, securities for which there is no active secondary market, and repurchase agreements with durations or maturities over 7 days in length.

MONEY MARKET SECURITIES -- Money market securities are high-quality, dollar-denominated, short-term debt instruments. They consist of: (i) bankers' acceptances, certificates of deposits, notes and time deposits of highly-rated U.S. banks and U.S. branches of foreign banks; (ii) U.S. Treasury obligations and obligations issued by the agencies and instrumentalities of the U.S. Government; (iii) high-quality commercial paper issued by U.S. and foreign corporations; (iv) debt obligations with a maturity of one year or less issued by corporations that issue high-quality commercial paper; and (v) repurchase agreements involving any of the foregoing obligations entered into with highly-rated banks and broker-dealers.

OPTIONS -- A put option gives the purchaser of the option the right to sell, and the writer of the option the obligation to buy, the underlying security at any time during the option period. A call option gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. The initial purchase (sale) of an option contract is an "opening transaction." In order to close out an option position, the Fund may enter into a "closing transaction," which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened. If the Fund is unable to effect a closing purchase transaction with respect to an option it has written, it will not be able to sell the underlying security until the option expires or the Fund delivers the security upon exercise.

Risks associated with options transactions include: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets and movements in interest rates;
(2) there may be an imperfect correlation between the movement in prices of options and the securities underlying them; (3) there may not be a liquid secondary market for options; and (4) while the Fund will receive a premium when it writes covered call options, it may not participate fully in a rise in the market value of the underlying security.

RECEIPTS -- Receipts are sold as zero coupon securities, which means that they are sold at a substantial discount and redeemed at face value at their maturity date without interim cash payments of interest or principal. This discount is accreted over the life of the security, and such accretion will constitute the income earned on a security for both accounting and tax purposes. Because of these features, such securities may be subject to greater interest rate volatility than interest paying Permitted Investments. See also "Taxes."

REITS -- REITs are trusts that invest primarily in commercial real estate or real estate-related loans. The value of interests in REITs may be affected by the value of the property owned or the quality of the mortgages held by the trust.

REPURCHASE AGREEMENTS -- Repurchase agreements are agreements by which the Fund obtains a security and simultaneously commits to return the security to the seller at an agreed upon price (including principal and interest) on an agreed upon date within a number of days from the date of purchase. Repurchase agreements are considered loans under the 1940 Act.

RULE 144A SECURITIES -- Rule 144A securities are securities exempt from registration on resale pursuant to Rule 144A under the 1933 Act. Rule 144A securities are traded in the institutional market pursuant to this registration exemption, and, as a result, may not be as liquid as exchange-traded securities since they may only be resold to certain qualified institutional investors. Due to the relatively limited size of this institutional market, these securities may affect the Fund's liquidity to the extent that qualified institutional buyers become, for a time, uninterested in purchasing such securities. Nevertheless, Rule 144A securities may be treated as liquid securities pursuant to guidelines adopted by the Trust's Board of Trustees.

SECURITIES LENDING -- In order to generate additional income, the Fund may lend its securities pursuant to agreements that require that the loan be continuously secured by collateral consisting of cash or securities of the U.S. Government or its agencies equal to at least 100% of the market value of the loaned securities. The Fund continues to receive interest on the loaned securities while simultaneously earning interest on the investment of cash collateral. Collateral is marked to market daily. There may be risks of delay in recovery of the securities or even loss of rights in the collateral should the borrower of the securities fail financially or become insolvent.

SECURITIES OF FOREIGN ISSUERS -- Investments in the securities of foreign issuers may subject the Fund to investment risks that differ in some respects from those related to investments in securities of U.S. issuers. Such risks include future adverse political and economic developments, possible imposition of withholding taxes on income, possible seizure, nationalization or expropriation of foreign deposits, possible establishment of exchange controls or taxation at the source or greater fluctuation in value due to changes in exchange rates. Foreign issuers of securities often engage in business practices different from those of domestic issuers of similar securities, and there may be less information publicly available about foreign issuers. In addition, foreign issuers are, generally speaking, subject to less government supervision and regulation than are those in the United States. Investments in securities of foreign issuers are frequently denominated in foreign currencies and the value of the Fund's assets measured in U.S. dollars may be affected favorably or unfavorably by changes in currency rates and in exchange control regulations, and the Fund may incur costs in connection with conversions between various currencies.

VARIABLE AND FLOATING RATE INSTRUMENTS -- Certain obligations may carry variable or floating rates of interest, and may involve a conditional or unconditional demand feature. Such instruments bear interest at rates which are not fixed, but which vary with changes in specified market rates or indices. The interest rates on these securities may be reset daily, weekly, quarterly or some other reset period, and may have a floor or ceiling on interest rate changes. There is a risk that the current interest rate on such obligations may not accurately reflect existing market interest rates. A demand instrument with a demand notice exceeding seven days may be considered illiquid if there is no secondary market for such security.

WARRANTS -- Warrants are instruments giving holders the right, but not the obligation, to buy equity or fixed income securities of a company at a given price during a specified period.

WHEN-ISSUED AND DELAYED DELIVERY SECURITIES -- When-issued or delayed delivery transactions involve the purchase of an instrument with payment and delivery taking place in the future. Delivery of and payment for these securities may occur a month or more after the date of the purchase commitment. The Fund will maintain with the Custodian a separate account with liquid securities or cash in an amount at least equal to these commitments. The interest rate realized on these securities is fixed as of the purchase date, and no interest accrues to the Fund before settlement.

Trust:
TIP FUNDS


Fund:
TIP TARGET SELECT EQUITY FUND


Adviser:
TURNER INVESTMENT PARTNERS, INC.


Sub-Advisers:
CLOVER CAPITAL MANAGEMENT, INC.
PENN CAPITAL MANAGEMENT COMPANY, INC.
CHARTWELL INVESTMENT PARTNERS


Distributor:
SEI INVESTMENTS DISTRIBUTION CO.


Administrator:
SEI FUND RESOURCES


Legal Counsel:
MORGAN, LEWIS & BOCKIUS LLP


Independent Auditors:
ERNST & YOUNG LLP






January 1, 1998